Technip USA, Inc. SC 13G/A

Exhibit 99.2

AGREEMENT FOR JOINT FILING PURSUANT TO RULE

13d-1(k)(1) UNDER THE SECURITIES EXCHANGE ACT OF 1934

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned, by their respective signatures affixed hereto, do hereby agree in writing that this Schedule 13G/A be and is filed on behalf of each of them. The undersigned further recognize that each of them is responsible for the timely filing of this Schedule 13G/A and any amendments hereto, and for the completeness and accuracy of any information concerning them contained therein.

Technip USA, Inc.

By:	/s/ JOHN M. FREEMAN
Name:	John M. Freeman
Title:	Secretary

Date:	June 4, 2013

Technip USA Holdings, Inc.

By:	/s/ JOHN M. FREEMAN
Name:	John M. Freeman
Title:	Secretary

Date:	June 4, 2013